Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES FOURTH QUARTER 2004 EARNINGS

February 25, 2005 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced that its fourth quarter 2004 earnings were $0.25 per share versus fourth quarter 2003 earnings of $0.18 per share. All financial data in this release is reported in U.S. dollars, and all per share amounts are fully diluted.

Consolidated revenues for the quarter ended December 31, 2004 were $109,204,000 versus the $75,151,000 reported in the fourth quarter of 2003. Total gross profit was $25,360,000 (23.2% gross profit margin) in the fourth quarter of 2004 versus the $17,147,000 (22.8% gross profit margin) reported in the comparable period of 2003. Income before discontinued operations and cumulative effect of change in accounting principle was $5,940,000 in the fourth quarter of 2004 and $4,273,000 in the fourth quarter of 2003. Net income was $5,932,000 in 2004’s fourth quarter versus $4,233,000 in the comparable period in 2003.

Consolidated results per share for the fourth quarter of 2004 were earnings of $0.25 with 23,936,000 weighted average diluted common shares outstanding versus $0.18 with 23,456,000 weighted average diluted common shares outstanding in the fourth quarter of 2003.

Divisional pretax earnings from continuing operations in the fourth quarter of 2004 versus the fourth quarter of 2003 were: Fluids – $4,714,000 in 4Q 2004 and $2,949,000 in 4Q 2003; Well Abandonment & Decommissioning – $5,416,000 in 4Q 2004 and $4,173,000 in 4Q 2003; and, Production Enhancement (previously Testing & Services) – $4,482,000 in 4Q 2004 and $1,881,000 in 4Q 2003.

Financial data for the full year 2004, comparable data for 2003 and data relating to net income, as well as discontinued operations, are available in the accompanying exhibit to this press release.

Geoffrey M. Hertel, Chief Executive Officer, stated, “As discussed in our January 13, 2005 press release, the improved fourth quarter earnings were gratifying, especially when considering the extremely slow start we experienced in October and November. Early in the fourth quarter, we were consumed with integration activities associated with the three largest acquisitions in our history (all of which closed in the third quarter of 2004) and Sarbanes-Oxley 404 compliance. While the direct out-of-pocket costs associated with these activities were significant, the real impact was manifested in the temporary removal of operating personnel from their normal revenue generating activities. By December, most of these issues had been dealt with. Approximately 40% of fourth quarter revenues and well over half of fourth quarter earnings were generated in historically “holiday affected” December. This should bode well for 2005.

“We enter 2005 in a much different place than we were in one year ago. Our domestic testing equipment has been redeployed into a strengthening market. Our international testing equipment is once again operating at high rates. Our Inland Water abandonment and decommissioning assets have been “right sized” for today’s market, and are operating profitably. The Kemira calcium chloride asset purchase (now renamed and abbreviated TCE) replicates a proven strategy in a new geography. Also, Compressco is functioning above the operating and financial estimates made at the time of its purchase.

“Three other factors have recently worked to enhance opportunities for TETRA. First, the Gulf of Mexico (GOM) rig count has been firming. Any strength in that indicator could bode well for our fluids business, which is significantly impacted by GOM activity. Next, our newly acquired heavy lift derrick barge, the Arapaho, when combined with our Southern Hercules derrick barge, increases our ability to secure substantial decommissioning projects. Finally, the recent bankruptcy and closure of the General Chemical Canada, Ltd. calcium chloride operation has left the North American markets for this product short of supply. This will increase TETRA’s sales of calcium chloride into the future.

“During 2004, many abandonment and decommissioning projects were put on hold, as oil and gas producers bundled up and sold numerous GOM properties, enjoyed the benefits of higher commodity prices and evaluated properties acquired in 2003. Even with the temporary delay caused by these activities, our Maritech strategy, devised and implemented to help base-load our WA&D Division, continued to perform. At year-end, TETRA estimates that properties in which Maritech has a working interest had potential undiscounted gross well abandonment and decommissioning future work of $167.1 million (up 27.8% versus 12/31/2003 estimates). Of this amount, $129.3 million (up 56.9%) relates to properties operated by Maritech. At year-end 2004, our net book value (cost) of oil and gas properties was $33.7 million (up $10.0 million from 12/31/2003). At the same time, the estimated undiscounted future net cash flow before income taxes and after abandonment costs for proven reserves from these properties, as determined by Ryder Scott Company, L.P., our outside petroleum engineering firm, was $120.8 million (up $34.6 million). This is after Maritech produced approximately 4.1 BCF of natural gas and about a half million barrels of oil in 2004.

“Many of the numerous properties sold in the GOM in 2003 and 2004 are nearing the end of their productive lives. We believe that a significant amount of well abandonment and decommissioning work will emanate from these properties in 2005 through 2007.

“We believe that TETRA is poised to deliver dramatic profitability increases in 2005. Our estimated earnings range of $1.30 – $1.60 per share is a 71% – 110% increase, year over year. This press release explains some of the reasons for our confidence. We are excited about our future,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In Thousands)
Revenues
Fluids Division	$50,160	$31,166	$152,674	$119,449
WA&D Division	36,968	31,257	134,519	153,483
Production Enhancement Division	22,114	12,806	66,353	47,122
Eliminations and other	(38)	(78)	(360)	(1,385)
Total revenues	109,204	75,151	353,186	318,669

Gross profit
Fluids Division	8,917	6,426	30,688	27,185
WA&D Division	8,796	7,318	30,618	35,412
Production Enhancement Division	7,620	3,406	20,056	11,209
Eliminations and other	27	(3)	7	(10)
Total gross profit	25,360	17,147	81,369	73,796

General and administrative expense	15,566	11,011	53,799	44,718
Operating income	9,794	6,136	27,570	29,078

Interest expense (income), net	1,457	(64)	1,676	312
Other expense (income)	(126)	(64)	(465)	(565)

** Income before taxes, discontinued operations and cumulative effect of change in accounting principle	8,463	6,264	26,359	29,331
Provision for income taxes	2,523	1,991	8,303	9,931
Income before discontinued operations and cumulative effect of change in accounting principle	5,940	4,273	18,056	19,400

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	(8)	(71)	(357)	112
Net gain on disposal of discontinued operations, net of taxes	–	31	–	3,616
Income (loss) from discontinued operations	(8)	(40)	(357)	3,728

Net income before cumulative effect of accounting change	5,932	4,233	17,699	23,128
Cumulative effect of change in accounting principle, net of taxes	–	–	–	(1,464)

Net income	5,932	4,233	17,699	21,664

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In Thousands)
** Income before taxes, discontinued operations and cumulative effect of change in accounting principle
Fluids Division	4,714	2,949	15,904	13,996
WA&D Division	5,416	4,173	17,133	23,472
Production Enhancement Division	4,482	1,881	11,150	6,420
Corporate overhead (includes interest expense)	(6,149)	(2,739)	(17,828)	(14,557)
Total	8,463	6,264	26,359	29,331

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations and cumulative effect of change in accounting principle	$0.26	$0.19	$0.81	$0.89
Income (loss) from discontinued operations	$0.00	$0.00	$(0.02)	$0.00
Net gain on disposal of discontinued operations, net of taxes	$–	$0.00	$–	$0.17
Cumulative effect of change in accounting principle, net of taxes	$–	$–	$–	$(0.07)
Net income	$0.26	$0.19	$0.79	$0.99

Weighted average shares outstanding	22,514	22,108	22,371	21,850

Diluted per share information:
Income before discontinued operations and cumulative effect of change in accounting principle	$0.25	$0.18	$0.76	$0.84
Income (loss) from discontinued operations	$0.00	$0.00	$(0.01)	$0.00
Net gain on disposal of discontinued operations, net of taxes	$–	$0.00	$–	$0.16
Cumulative effect of change in accounting principle, net of taxes	$–	$–	$–	$(0.06)
Net income	$0.25	$0.18	$0.75	$0.94

Weighted average shares outstanding	23,936	23,456	23,733	23,005

Depreciation, depletion and amortization (B)	$9,905	$6,885	$32,551	$31,153

(A) Information presented for each period reflects TETRA's Damp Rid, Inc. and Norwegian process services operations as discontinued operations.

(B) DD&A information for 2003 includes a loss from the relinquishment of oil and gas property.

Balance Sheet	December 31, 2004	December 31, 2003
	(In Thousands)
Cash	$6,103	$16,925
Accounts receivable, net	86,544	70,769
Inventories	54,104	35,116
Other current assets	11,145	13,991
PP&E, net	223,020	144,098
Other assets	128,072	28,700
Total assets	$508,988	$309,599

Current portion of long-term debt	4	8
Other current liabilities	60,840	44,681
Long-term debt	143,754	4
Other long-term liabilities	68,209	54,137
Equity	236,181	210,769
Total liabilities and equity	$508,988	$309,599

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

###